MANUFACTURING AND DISTRIBUTION AGREEMENT

This Manufacturing and Distribution Agreement (this “Agreement”) is made and entered into as of October 11, 2019 (the “Effective Date”), by and between Reed’s, Inc., a Delaware corporation (“Reed’s”), and B C Marketing Concepts Inc. dba Full Sail Brewing Company, an Oregon corporation (“Company”).

RECITALS

WHEREAS, Company is in the business of manufacturing, packaging, promoting, selling and distributing alcohol beverage products;

WHEREAS, Reed’s possesses all necessary rights in that certain brand known as REED’S and “Reed’s Craft Ginger Beer” for ginger-based beverage products, including, without limitation, the intellectual property identified on Exhibit A to this Agreement, and other trademarks, logos, trade dress, copyrights, promotional slogans, product and ingredient claims, color combinations, distinctive features, documentation and goodwill associated therewith, and all derivative works, updates, versions, improvements, enhancements and other modifications to the foregoing (the “Reed’s Brand”); and

WHEREAS, Company desires to obtain from Reed’s, and Reed’s is willing to grant to Company, an exclusive license to use the names and logos identified on Exhibit A (the “Licensed Marks”) in connection with the manufacturing, packaging, promotion, sale, and distribution of the Products (as defined below) in the Territory (as defined below), in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall be deemed to have the following meanings:

1.1 “Applicable Laws and Regulations” shall mean any law, statute, rule, regulation, ordinance or other binding pronouncements of any duly authorized court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, province, county, city or other political subdivision (domestic or foreign) having the effect of law in the United States, any foreign country or territory or any domestic or foreign state, province, county, city or other political subdivision applicable to the Company or its business.

1.2 “Company Intellectual Property” means all Intellectual Property that: (i) was owned or developed by Company prior to the execution of this Agreement; and (ii) is or was independently developed or acquired by Company without contribution or assistance from Reed’s, Reed’s Confidential Information, or Reed’s Intellectual Property. Company Intellectual Property includes but is not limited to Company’s know-how and independently developed recipes and alcohol beverage production processes, including the neutral alcohol beverage base that contributes alcohol to the Products (“Neutral Alcohol Beverage Base”).

1.3 “Development Committee” has the meaning ascribed to such term under the Recipe Development Agreement.

1.4 “Discounts” means all actual and documented rebates, discounts, returns, and other promotional allowances.

1.5 “Initial Term” means a five (5) year period beginning on the Effective Date.

1.6 “Intellectual Property” means any and all domestic and international rights in and to: (i) trademarks, service marks, trade dress, logos, trade names and Internet domain names, together with all goodwill associated therewith; (ii) patents, patent disclosures, patentable subject matter, inventions, any improvements thereto and know-how; (iii) copyrights, copyrightable works, derivative works thereof and moral rights; (iv) trade secrets and confidential information; (v) other intellectual proprietary property (of every kind and nature and however designated), whether arising by operation of law, contract, license or otherwise; and (vi) all registrations, applications, renewals, extensions, continuations, continuations-in-part, divisions or reissues of the foregoing now or hereafter in force or hereafter acquired or adopted.

1.7 “Gross Sales Revenue” means the actual amount of invoiced sales by Company in connection with sales of Products.

1.8 “Net Revenue” means the Gross Sales Revenue less all Discounts and applicable excise taxes.

1.9 “Products” means the ready-to-drink ginger-based flavored alcohol beverage products identified on Exhibit B bearing the Licensed Marks and manufactured by Company pursuant to this Agreement.

1.10 “Recipe” means the ingredients and methods of combining and processing ingredients for the Products, provided that a Recipe will not include the composition of or recipe for the Neutral Alcohol Beverage Base (it being understood that the amount of Neutral Alcohol Beverage Base and the process for combining and processing it with other ingredients shall be included in the Recipe).

1.11 “Reed’s Intellectual Property” means all Intellectual Property that: (i) was owned or developed by Reed’s prior to the execution of this Agreement, including the Licensed Marks; (ii) was or is independently developed by Reed’s without contribution or assistance from Company or Company’s Intellectual Property; and (iii) the Recipe.

1.12 “Specifications” means the specifications for the Products to be developed by the Development Committee.

1.13 “Recipe Development Agreement” means the Recipe Development Agreement entered into by the parties concurrently with this Agreement, as it may be amended, modified, supplemented or restated from time to time.

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1.14 “Renewal Term” means up to three additional 2-year terms following the Initial Term, each such additional term to begin automatically unless either party provides written notice of non-renewal at least 180 days prior to the end of the then-current term.

1.15 “Term” means the Initial Term plus any Renewal Term.

1.16 “Territory” means the United States and Canada.

2. Grant of License.

2.1 Licensed Marks License. For the Term, and subject to all of the terms and conditions of this Agreement, Reed’s hereby grants to Company, and Company accepts, (a) an exclusive right and license to use the Licensed Marks in connection with manufacturing, packaging, promoting, selling and distributing the Products in the Territory, and (b) a non-exclusive right and license to use other elements of the Reed’s Brand in sales presentations, business development collateral and websites operated by Company, and in media in connection with advertising the Products, including but not limited to print advertising, radio and television advertising, point-of- sale advertising, internet advertising, product packaging, sales brochures, mailers and inserts (together, the “Marketing and Advertising Materials”) provided all such materials are approved in writing by Reed’s pursuant to Section 3.3 of this Agreement. The foregoing rights to promote, sell and distribute are limited to sales in the applicable Territory. All rights not expressly granted herein are retained by Reed’s including but not limited to the right to license the Reed’s Brand for other beverage products and in other territories.

2.2 Limited Rights. Company shall not acquire any other right in the Reed’s Brand other than as set forth in Section 2.1 above. Company shall not apply at any time anywhere in the world for any trademark or other intellectual property protection in its name for any of the Reed’s Brand. Improvements and modifications to the Reed’s Brand created by either party during the Term shall, from the time of conception or development, be the property of Reed’s.

2.3 Recipe License. Company acknowledges Reed’s sole and exclusive ownership, and right to exercise control over the nature and quality, of any Recipe associated with the Products, together with modifications to the Recipes made by Reed’s or Company, or both parties jointly. Company shall not acquire, and shall not attempt to authorize or permit any third party to acquire, any right with respect to any Recipe. The Parties agree that any Recipe is a confidential trade secret of Reed’s and is owned by Reed’s, and confidentiality obligations of Company related to these trade secrets shall continue perpetually (for so long as they remain trade secrets under Applicable Law and Regulations). Without limiting the foregoing, Reed’s hereby grants to Company an exclusive limited right and license during the Term to use each applicable Recipe in connection with manufacturing, packaging, promoting, selling and distributing the Products in the Territory. Except as set forth in the foregoing sentence, Company shall have no other right to use any Recipe during the Term, and shall have no right to use any Recipe after the Term.

2.4 Alcohol Permitting. Reed’s understands and agrees that in conjunction with the purpose of this Agreement, Company or its designee may register certain of the Licensed Marks in connection with the Products with the U.S. Federal Alcohol and Tobacco Taxation and Trade Bureau (“TTB”) and similar state alcohol beverage regulatory authorities throughout the Territory, including Canadian and provincial authorities, where the Products will be distributed by or its authorized distributors in accordance with this Agreement. Upon the expiration or termination of this Agreement, Company agrees to terminate such registrations by Company and to file written requests to remove the Licensed Marks from Company’s permits and licenses.

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3. Labels; Samples; Advertising and Marketing Materials.

3.1 Labels. Company shall be responsible for ensuring that all label content for the Products is TTB-compliant and complies with any other applicable requirements, laws, rules or regulations, provided that Company shall be entitled to rely upon the accuracy of any claims associated with the Reed’s Brand that is an element of any Product labels. Company shall be responsible for ordering all labels for the Products. Reed’s will provide digital files for the Licensed Marks to be incorporated into the label content in a form sufficient for Company to prepare and order the production all labels and packaging materials for the Products.

3.2 Samples. After approval of a Recipe for a Product pursuant to the Recipe Development Agreement and subject to the alcohol permitting and label compliance requirements set forth in Sections 2.4 and 3.1 and all other Applicable Laws and Regulations, Company agrees that Reed’s shall have the right, in its reasonable discretion, to approve or disapprove in advance of sale (i) all Specifications and, without limiting the foregoing, the quality, style, colors, appearance, and materials associated with the Products, including Product taste and Product labeling and packaging, and (ii) any and all endorsements, trademarks, trade names, designs and logos (whether a Licensed Mark or not) used in connection with Products in any form or medium. On completion of trial samples of Products (each, a “Trial Sample”) and before commencing any commercial scale production of Products, Company shall submit samples of the Trial Samples to the Development Committee for inspection and approval. Approval of a Trial Sample by the Reed’s- designated members of the Development Committee shall be deemed approval of the Trial Sample by Reed’s. Prior to commercialization of each Product, Company shall submit the final commercial scale samples (each, a “Commercial Scale Sample”) of each Product to the Development Committee for its review and approval. The Commercial Scale Sample of each Product will include the proposed final container and packaging for such Product. Approval of a Commercial Scale Sample by the Reed’s-designated members of the Development Committee shall be deemed approval of the Commercial Scale Sample by Reed’s. Reed’s acknowledges that time is of the essence with respect to approval of the Trial Samples and Commercial Scale Samples, and if Reed’s has not approved or rejected any Trial Sample or Commercial Scale Sample submitted by Company to the Development Committee within fifteen (15) business days, the submission shall be deemed approved by Reed’s. Reed’s may not later revoke its approval of particular materials once such approval has been granted. Any subsequent change to any Product previously approved by Reed’s shall require further approval by Reed’s in accordance with the terms and conditions of this

Section 3.2.

3.3 Marketing Materials and Plans. Company shall develop a marketing and distribution plan for the Products in the Territory. With respect to Marketing and Advertising Materials displaying the Licensed Marks or any other element of the Reed’s Brand, Company shall send to the Development Committee for approval a representative sample of each such item before Company uses such item on or in connection with any Product. Reed’s shall have the right, in its reasonable discretion, to approve or disapprove of such Marketing and Advertising Materials. Approval of Marketing and Advertising Materials by the Reed’s-designated members of the Development Committee shall be deemed approval of the Marketing and Advertising Materials by Reed’s. Reed’s acknowledges that time is of the essence with respect to approval of the Marketing and Advertising Materials, and if Reed’s has not approved or rejected any Marketing and Advertising Materials submitted to the Development Committee within fifteen (15) business days, the submission shall be deemed approved by Reed’s. No Marketing and Advertising Materials utilizing the Reed’s Brand shall be released without such prior approval (or deemed approval) by Reed’s. Company shall be responsible for ensuring that all Marketing and Advertising Materials developed by Company comply with Applicable Laws and Regulations, provided that Company shall be entitled to rely upon the accuracy of any claims associated with the Reed’s Brand that is an element of any Marketing and Advertising Materials.

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3.4 Compliance with Law. Reed’s will market, advertise, or promote the Reed’s Brand in compliance with applicable law. Each party will consult with the other in good faith with respect to any proposed cross-category marketing, advertising, or promotional efforts by either or both parties, in order to ensure that Reed’s marketing, advertising, and promotion of the Reed’s Brand does not cause any violation of Applicable Laws and Regulations with respect to the marketing, advertising, promotion, sale and distribution of the Products.

4. Manufacturing.

4.1 Facilities; Supplies. Company will manufacture the Products at its licensed facilities in Hood River, Oregon, or such other facility as the Company may designate with the prior written approval of Reed’s, not to be unreasonably conditioned, withheld, or delayed. With the prior written consent of Reed’s, not to be unreasonably conditioned, withheld, or delayed.

Company shall have the right to appoint one or more co-packers to assist in the manufacture, sale and distribution of the Products. Company shall manufacture the Products, or (as applicable) cause the Products to be manufactured by an approved co-packer, in accordance with the specifications set forth in Exhibit B. Company shall implement quality assurance processes and procedures in accordance with all Applicable Laws and Regulations at each facility where the Products are manufactured (each, a “Facility”). If the certification or licensing of a Facility, whether owned and operated by Company or a co-packer, is suspended, revoked, or canceled, Company will notify Reed’s and will suspend the manufacture, processing, packaging or production of Products at that Facility until the problem is resolved to Reed’s reasonable satisfaction and such Facility is again certified or licensed as required.

4.2 Inspection Rights; Reports. Company shall, on reasonable request, make available for physical inspection by Reed’s or Reed’s designated representative at any time during regular business hours each Facility and the Products held therein as well as the equipment, supplies, work-in-progress, inventories of Products, books and records related to the performance of Company under this Agreement.

4.3 Regulatory Inspections. Company shall notify Reed’s of any visit to a Facility by an official or regulatory agency, or Company’s receipt of communication (written or oral) from an official or a regulatory agency, whenever there is a reasonable possibility that such visit or communication may materially affect Reed’s Intellectual Property or the Products. The Parties shall cooperate in the investigation and resolution of any of these matters and any out-of- pocket expense in connection with such investigation and resolution shall be paid by Company, except to the extent such arising solely out of issues deriving from the Reed’s Brand.

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4.4 Competitive Products. Company covenants and agrees that, except for its performance under this Agreement, it shall not, directly or indirectly, for its own account or for the account of any third party, sell, subcontract, supply, manufacture or produce, or enter into any agreement with any third party to sell, subcontract, supply, manufacture or produce, at any time during the Term and for a period of ending on the first anniversary of the expiration or termination of this Agreement, any products which are the same as (or otherwise similar to) the Products, including without limitation, any products positioned as a mule or hard ginger seltzer (collectively, “Competitive Products”).

5. Royalties; Pricing, Minimum Sales and Costs.

5.1 Royalties. As compensation to Reed’s for the rights granted to Company under this Agreement, Company agrees to pay to Reed’s an earned royalty for Products sold in the Territory at the rates set forth in Exhibit C (collectively, “Royalties”). The Royalties shall be payable to Reed’s each calendar quarter, within thirty (30) days following the conclusion of each calendar quarter during the Term. All Discounts redeemed by Company following payment to Reed’s of applicable earned Royalties for any given quarter of the Term (for which such Discounts applied) shall be applied against the next payment of Royalties due to Reed’s.

5.2 Pricing. Company shall develop a wholesale pricing and sales plan for the Products (which shall be submitted to Reed’s for its written approval prior to the sale of Products) for each year during the Term, including quarterly sales forecasts, and estimated Royalties. Company and Reed’s will meet at least quarterly to discuss such budget, pricing, and sales plans and results for the Products.

5.3 Alternate Distributors. Reed’s and Company shall cooperate as necessary to identify optimal distributors in certain regions of the Territory where Company does not have a strong presence and where Reed’s may have relationships with other distributors who could distribute the Products. Reed’s acknowledges that the distribution of alcohol beverage products is highly regulated and subject to various state statutes, regulatory mechanisms, and contracting norms which may restrict the ability to transition or re-align the distribution of Products in any portion of the Territory once Products are initially shipped to a particular distributor, or a distributor is otherwise formally appointed, for such respective portion of the Territory.

5.4 Minimum Sales. Company will use commercially reasonable efforts to maximize sales of the Products. The parties anticipate minimum Royalties from sales of the Products during the Term as described in Exhibit C (“Annual Minimum Royalty”). In the event that the Annual Minimum Royalty is not paid to Reed’s in First Year and/or the Second Year (as those terms are defined on Exhibit C), Company may choose, in its sole discretion, to make up the shortage by paying to Reed’s a lump sum cash payment (at the time the last quarterly payment for such year is due) in the amount of the difference between the applicable Annual Minimum Royalty and the actual Royalties paid (the “Lump Sum Minimum Royalty Payment”) for the First Year and the Second Year, as applicable. Reed’s may elect to terminate this Agreement in accordance with the terms of Section 8 if (i) Company does not pay the Annual Minimum Royalty in the First Year or the Second Year and does not elect to make the applicable Lump Sum Minimum Royalty Payment; or (ii) in the Third Year or any Subsequent Year (as those terms are defined on Exhibit C) in which Company does not achieve the Annual Minimum Royalty.

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5.5 Costs. Except as otherwise provided in this Agreement, all manufacturing, packaging, marketing, sales and distribution costs for the Products shall be at Company’s sole expense, except as such costs relate to the involvement of Reed’s personnel and contractors.

6. Reports, Records, and Payment of Royalties.

6.1 Reports. Company agrees to submit a reasonably detailed written report to Reed’s with each quarter’s payment of Royalties due hereunder, stating in each such report: (a) the Gross Sales Revenue, Net Revenue, Discounts and excise tax, all as applicable, and calculation of earned Royalties due for all Products sold pursuant to Section 5 during the previous calendar quarter; and (b) any customer or consumer feedback received by Company during the previous calendar quarter. The obligation to make written reports under this Agreement shall begin with the calendar quarter in which Company first makes a commercial sale of Products, and shall continue thereafter during the Term.

6.2 Records. During the Term and for two years thereafter, Company shall maintain records in sufficient detail and, upon reasonable notice, shall allow Reed’s or its third party auditor to examine Company’s books and records pertaining to the Products. Such examinations shall occur only during business hours following written notification to Company and shall be for the purpose of verifying the calculation of earned Royalties due under this Agreement. If any such examination reveals an underpayment, Company shall within ten (10) business days pay to Reed’s the underpaid amount. If any such examination reveals an overpayment, such amount shall be credited against Royalties to become due to Reed’s. Any information provided to Reed’s or its accountants pursuant to this Section 6.2 shall be treated as Confidential Information (as defined below) of Company, to be used only for the purpose of the examination in accordance with this Section 6.2. If an audit discloses that Company has not properly accounted for and paid Royalties to Reed’s and the amount not properly accounted for exceeds 3% of the Royalties paid, then the reasonable cost of such audit shall be paid by Company. If, however, the audit discloses that Company has accounted for Royalties as provided or the amount not properly accounted for is less than 3% of the Commission paid, the cost of such audit shall be paid by Reed’s.

6.3 Expenses and Costs. All past due sums shall bear interest at the rate of 1.5% per month until paid in full. In addition, Company shall reimburse Reed’s for all expenses, costs, and attorney’s fees incurred or expended by Reed’s in enforcing any of its rights hereunder and/or collecting any past due sums, whether or not suit is commenced.

7. Representations, Warranties, Covenants, etc.

7.1 By Company. Company represents, warrants, covenants and agrees that:

(a) Company has (i) the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder; and (ii) no obligations to any other party that are inconsistent with its obligations under this Agreement;

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(b) Company shall at all applicable times hold the proper TTB and applicable state alcohol beverage regulatory authority licenses and permits and all other applicable permits and licenses necessary to lawfully produce and sell, as applicable, the Products in the United States, and to export products to Canada, in accordance with this Agreement;

(c) Company Intellectual Property that is used by Company with respect to the Company’s manufacturing, packaging, promoting, selling, and distributing the Products (including the Neutral Alcohol Beverage Base), does not and will not infringe, misappropriate or violate the rights of any third person;

(d) the Products shall (i) be in conformance with the Specifications; (ii) be in conformance with the Commercial Scale Samples; and (iii) not be adulterated or misbranded within the meaning of Applicable Laws or Regulations within such portion of the Territory in which the Products are sold by the Company and shall otherwise be in compliance with all Applicable Laws and Regulations;

(e) the Products shall be of good and merchantable quality;

(f) the Products shall be free from defects and fit for intended purpose, and able to pass without objection in trade; and

(g) Company shall comply with all Applicable Laws and Regulations regarding employment practices, health and safety, and product safety and shall maintain (or cause to be maintained) adequate security at each Facility.

7.2 By Reed’s. Reed’s represents and warrants that:

(a) Reed’s has the full right, power and authority to enter into this Agreement and carry out its obligations hereunder, including granting to Company the exclusive rights in the License Marks being licensed under this Agreement.

(b) Company’s use of the Licensed Marks and Reed’s Brand as authorized hereunder will not infringe, misappropriate or violate the rights of any third person.

(c) Reed’s has no knowledge or notice of any actions pending or threatened which may impair Reed’s right to grant the rights licensed under this Agreement.

(d) The rights licensed under this Agreement do not violate any obligations of Reed’s to any other party.

8. Termination. The rights and licenses granted under this Agreement shall remain in force and effect for the duration of the Term, unless this Agreement is terminated early in accordance with either party’s termination rights as set forth below.

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8.1 By Reed’s.

(a) Subject to the conditions of Section 5.4 above, Reed’s may terminate this Agreement on thirty (30) days’ notice if Company does not meet the Annual Minimum Royalty set forth in Exhibit C for the First Year or any subsequent year of the Term.

(b) Reed’s shall have the right to terminate this Agreement immediately in the event of a change of control or sale of substantially all of the assets of Company involving a Reed’s competitor identified in Exhibit D.

8.2 By Either Party. Either party shall have the right to terminate this

Agreement:

(a) Immediately upon written notice to the other party in the event the other party is adjudged bankrupt, makes a general assignment for the benefit of creditors, has a receiver or trustee appointed for the benefit of its creditors, or files a voluntary petition in bankruptcy;

(b) upon thirty (30) days written notice to the other party in the event the other party materially breaches or defaults in the performance of its obligations under the terms of this Agreement, and fails to cure such breach or default within such 30-day period; or

(c) without limiting Reed’s right pursuant to Section 8.1(b), upon twelve

(12) months’ prior written notice to the other party in the event of a change of control or sale of substantially all of the assets of the other party to a third party who is as of the date of this Agreement, or becomes during the Term, a material competitor of the terminating party.

8.3 Post-Termination Rights Upon any termination of this Agreement, other than a termination by Reed’s pursuant to Section 8.2(b) as a result of the Company’s breach or default of any Sections 4.1 through 4.4, Sections 7.1(d) through (f), then Company shall have the right to continue to manufacture the Products for up to a 24-month period following such termination, at fair market rates with respect to comparable products, on terms and conditions to be reasonably negotiated in good faith and agreed to by the parties (“Post-Termination Co-Packing”). It is understood and agreed by Company that from and after the termination of this Agreement, all of Company’s rights to use the Reed’s Brand and Licensed Marks shall cease, except as necessary for Post-Termination Co-Packing or as otherwise expressly provided herein. If there is a termination subject to this Section 8.3, but a Post-Termination Co-Packing agreement is not reached, then Reed’s shall be obligated to purchase or reimburse Company, at its cost, for up to for up to sixty (60) days inventory of Company supplies of ingredients and packaging materials which were reasonably procured by Company in good faith in anticipation of the continued manufacturing of Products.

8.4 Manufactured Products. Any Products that may have been manufactured Company prior to the termination of this Agreement, or which were in the process of manufacture by Company, or are required to fill purchase orders from customers accepted by Company on or prior to the date of termination, may be sold by Company during the three (3) month period following the date of termination, provided that Company shall continue to pay to Reed’s earned Royalties with respect to such sales at the rates and in the manner specified in Section 5 of this Agreement. Following the 3-month grace period, if exercised, Reed’s shall have the right, but not the obligation, to purchase any Products remaining in Company’s inventory at Company’s actual cost plus 25%. Any Products not purchased by Reed’s after the end of such 3-month post- termination period pursuant to this Section 8.4 will be destroyed by Company, unless otherwise then agreed between Reed’s and Company.

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8.5 Earned Royalties. Termination of this Agreement for any reason shall not terminate Company’s obligation to pay all quarterly earned Royalties which accrue up to the date of such termination. Company’s obligation to report Royalties due and submit its books and records for inspection as provided in Section 6 shall continue until Company’s royalty obligations have been fully determined and discharged by proper payment.

9. Indemnification and Limitation on Liability.

9.1 By Company. Company shall defend, indemnify and hold Reed’s, its affiliates and their authorized representatives, and their respective directors, officers, stockholders, members, managers, employees, agents and assigns, harmless against all causes of action, claims, suits, proceedings, costs, damages, losses and expenses (including reasonable attorneys’ fees) and judgments incurred or sustained by Reed’s or such persons, or claimed or sustained by third parties, arising out of: (a) any negligence or intentional wrongdoing by Company or any of its employees, contractors or agents; (b) the breach by Company of its representations and obligations under this Agreement; or (c) any third party claims for damage arising from the Company’s manufacture, handling, or distribution of the Products, including but not limited to claims of infringement with respect to Company’s Intellectual Property or product liability claims.

9.2 By Reed’s. Reed’s shall defend, indemnify and hold Company, its affiliates and its authorized representatives (including its sublicensees), and their respective directors, officers, stockholders, members, managers, employees, agents and assigns, harmless against all causes of action, claims, suits, proceedings, costs, damages, losses and expenses (including reasonable attorneys’ fees) and judgments incurred or sustained by Company or such persons, or claimed or sustained by third parties, arising out of: (a) any claim that the Reed’s Brand or any of the Licensed Marks or Reed’s Intellectual Property infringes the rights of a third party; (b) any negligence or intentional wrongdoing by Reed’s or any of its employees or agents in connection with their obligations under this Agreement; or (c) the material breach by Reed’s of its representations and obligations under this Agreement.

9.3 Limitation of Liability; Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS OF COMPANY SET FORTH IN SUBSECTION (D) OF SECTION 9.1 CONCERNING CLAIMS BY THIRD PARTIES, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

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10. Confidentiality.

10.1 Non-Disclosure. During the course of performance of this Agreement, each party may disclose certain Confidential Information to the other party. The receiving party shall maintain the secrecy of all Confidential Information of the disclosing party, and shall not use, disclose or otherwise exploit any Confidential Information of the disclosing party for any purpose not specifically authorized by this Agreement. Each party understands and agrees that the other party will suffer irreparable harm in the event that the receiving party breaches any of its obligations under this Section 10 and that monetary damages will be inadequate to compensate the non- breaching party for such breach. In the event of a breach or threatened breach of any of the provisions of this Section 10, the non-breaching party, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction in order to prevent or to restrain any such breach by the other party.

10.2 Confidential Information. As used herein, the term “Confidential Information” shall mean all information of any kind, whether written or oral, regarding a party or any of its businesses or operations that is proprietary and not generally known or used by others and which gives, or may give, such party an advantage over its competitors, including, without limitation, the Recipes in the case of Reed’s and other information concerning such party’s products, formulas, recipes, services, data, applications, business plans, strategies, business partners and alliances, finances, operations, assets, suppliers and customers, whether such information is obtained before or after the date of this Agreement. Notwithstanding the foregoing, Confidential Information shall exclude information: (a) available to the public other than by a breach of this Agreement; (b) rightfully received by the receiving party from a third party not in breach of a contractual, fiduciary or other obligation of confidentiality; (c) known to the receiving party at the time of disclosure as evidenced by the written records of the receiving party at the time of disclosure; or (d) produced in compliance with any law, rule, regulation or court or administrative order; provided, however, that the receiving party gives the disclosing party reasonable notice that such Confidential Information is being sought by a third party so as to afford the disclosing party the opportunity to limit or prevent such disclosure. The provisions of this Section 10 shall survive termination or expiration of this Agreement and the obligations regarding trade secrets, in particular, will continue for trade secrets for so long as the information constitutes a trade secret under applicable law.

11. Insurance. While this Agreement remains in effect and for a period of not less than the later of two years thereafter, Company shall obtain and maintain comprehensive general liability insurance (including for acts, omissions and products liability) with a minimum combined single limit in the amount of not less than $2,000,000 per occurrence and $10,000,000 in the aggregate for bodily harm or personal injury to, illness of, or death of persons and damage to property occurring as a result of the activities to be conducted and the Products to be produced and sold under this Agreement. Company shall also maintain recall insurance in the amount of not less than $2,000,000 per occurrence. All such insurance pursuant to this Section 11 shall name Reed’s as an additional insured. Upon request, Company will furnish to Reed’s one or more current certificates evidencing that the insurance required herein has been obtained and is in full force and effect, and that Reed’s has been named as an additional insured. Such insurance shall not be canceled until at least thirty (30) days’ written notice has been given to Reed’s. Company shall maintain the above-referenced insurance carrying a Best’s rating of at least ‘A-’. Company shall also maintain the statutory requirements for Workers’ Compensation insurance.

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12. Recalls; Complaints.

12.1 Protocol. If either party becomes aware of any incident involving potential contamination of any Product, such party shall provide immediate telephone notice to the other party, and Company shall identify and remove from sale any Products suspected of contamination. The parties agree to cooperate fully and to provide all information necessary for the parties to make a determination as to whether a recall or market withdrawal of the Product is necessary. The parties agree to cooperate with such a recall or market withdrawal in all aspects, including, but not limited to, assistance with tracing Products, locating Products, producing records and documents, coordinating returns of Products, disposing of Products, and communicating with government authorities.

12.2 Recalls. In the event of a recall or market withdrawal, Reed’s and Company shall promptly consult with one another to develop a joint plan reasonably acceptable to each party for the manner of implementing the recall or withdrawal. Company will carry out the recall or replacement in accordance with the joint plan, in compliance with applicable laws and regulations, in as expeditious a manner as feasible, and in such a way as to protect customers and preserve the reputation of Company, Reed’s, the Products, and the Reed’s Brand. Company shall be responsible for all costs and expenses of either party associated with any recall or withdrawal, including but not limited to customer notification, refunds to customers, transportation costs, the cost of employee’s time, and lost profits. The obligations in this Section 12 will be in addition to any other rights and remedies to which the parties may be entitled to by law or equity.

12.3 Customer Complaints and Inquiries. Company shall provide all assistance reasonably requested by Reed’s in investigating customer and consumer complaints regarding any Product. Company shall be responsible for responding to all material customers’ and consumers’ inquiries and/or complaints relating to the Products and the recordkeeping relating thereto.

13. Miscellaneous.

13.1 Press Releases; Publicity. Reed’s may issue or cause the publication of any press release or other public announcement with respect to this Agreement or the relationship of the parties, subject to Company’s prior approval of any such press release or other public announcement which shall not be unreasonably withheld, conditioned or delayed, it being understood that such consent shall not be required in the case of any public announcement required by any law, regulation, regulatory body or the rules of any exchange to which Reed’s is or may become subject. Company shall not publicly identify Reed’s or use Reed’s name in any manner in connection with this Agreement without Reed’s prior written approval.

13.2 Independent Contractors. Company and Reed’s agree that neither party has authority to bind the other party as its agent. Company and Reed’s recognize and agree that Company is not an employee of Reed’s and is furnishing services as an independent contractor. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between Reed’s and Company. Neither party shall have the right to bind the other party to any obligations to third parties.

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13.3 Assignment. Company may not assign or transfer its rights or obligations under this Agreement, whether by operation of law, contract or otherwise, without the prior written consent of Reed’s, which shall not be unreasonably withheld (it being understood that a purported transfer to a Reed’s competitor listed or referred to on Exhibit D hereof is a reasonable basis for withholding consent). This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, successors, and assigns.

13.4 Governing Law; Venue. This Agreement shall be governed by, and any dispute arising hereunder shall be determined in accordance with, the laws of State of New York (without giving effect to conflict of laws principles) including all matters of construction, validity and performance. The parties agree that any claim or dispute arising under this Agreement shall be resolved by a court located in New York City, New York.

13.5 Force Majeure. No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by or results from the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) shortage of adequate power or transportation facilities; and (j) other similar events beyond the reasonable control of the party impacted by the Force Majeure Event (the “Impacted Party”). The Impacted Party shall give notice within seven (7) days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable and to the greatest extent possible after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of thirty (30) days following written notice given by it under this Section 13.5, either party may thereafter terminate this Agreement upon thirty (30) days’ written notice.

13.6 Integration, Severability and Amendment. This Agreement (including the exhibits) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter. This Agreement will be deemed severable, and the invalidity or unenforceability of any term or provision hereof will not affect the validity or enforceability of this Agreement or any other term herein. This Agreement may not be amended or otherwise modified except in a written agreement signed by each party.

13.7 Waiver. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure of either party to exercise promptly any right, power or privilege granted by this Agreement, or to require strict performance of any obligation undertaken by the other party pursuant to this Agreement, will not be deemed to be a waiver of such right, power or privilege or of the right to demand subsequent performance of any and all such obligations undertaken by the other party.

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13.8 Notice. Any notice, request or demand to be made under this Agreement shall be in writing and shall be deemed to have been duly made (a) upon delivery, if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (b) five (5) days after deposit in the mail, if sent by certified or registered mail with return receipt requested, postage prepaid, addressed to the party for whom intended at the address listed on the signature page. A party may change its address for the purposes of this Section 13.8 by written notice hereunder given to the other party.

13.9 Further Documentation. Each party agrees, at the reasonable request of the other, to promptly execute and deliver all such further documents, and to promptly take or forbear from all such action, as may be reasonably necessary or appropriate in order to more effectively confirm or carry out the provisions of this Agreement.

13.10 Survival. Sections 2, 8, 9, and 10-13 of this Agreement shall survive the termination or expiration of this Agreement. To the extent that Company receives any trade secrets of Reed’s, Company’s obligation to protect such trade secrets and abide by the terms of Section 10 shall survive for so long as such information is a bona fine trade secret pursuant to the laws of the governing jurisdiction identified in Section 13.4.

13.11 Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. The parties acknowledge that any material breach, including without limitation the disclosure of Confidential Information, will cause irreparable injury. In addition to any other legal or equitable remedies that may be available, either party will be able to obtain immediate injunctive relief in the form of a temporary restraining order, preliminary injunction or permanent injunction against the other party to enforce the terms of this Agreement.

13.12 Fees and Expenses. Each party shall be responsible for its own fees and expenses in connection with the preparation and execution of this Agreement.

13.13 Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

13.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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The parties set forth below have executed this Agreement as of the Effective Date.

REED’S:		Company:

Reed’s, Inc.		B C Marketing Concepts Inc. dba Full Sail Brewing Company

By:	/s/ John Bello	By:	/s/ Cory Comstock
Name:	John Bello	Name:	Cory Comstock
Title:	CEO	Title:	CEO

Address:	Address:

Reed’s, Inc.	B C Marketing Concepts Inc. dba Full Sail
Attn: John Bello	Brewing Company
201 Merritt 7	Attn: Cory Comstock
Norwalk, CT 06851	506 Columbia Street
Hood River, OR 97031

Amended and Restated Manufacturing and Distribution Agreement – Signature Page

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Exhibit A

Licensed Marks

Amended and Restated Manufacturing and Distribution Agreement - Exhibit A

Exhibit B

Products and Specifications

1. Ready-to-drink Mule: Specifications to be determined by the Development Committee

2. Ready-to-drink Hard Ginger Seltzer: Specifications to be determined by the Development Committee

Amended and Restated Manufacturing and Distribution Agreement - Exhibit B

Exhibit C

Royalty Schedule

Royalty Rates

Sales Tier*	Amount of Product Sales by Case Per Calendar Year	Royalty Rate
Tier A	The first 500,000 cases per year	The greater of 8% on Net Revenue or $1.76 per case
Tier B	All case sales above 500,000 per year	The greater of 6% on Net Revenue or $1.32 per case
Costco San Diego**	All case sales to the applicable distributor for San Diego and depleted by such distributor to Costco San Diego during for the first 12 months of the Term	12% of Net Revenue**

*”Tier A” and “Tier B” sales shall apply to mean all customers in the U.S. or Canada, excluding sales to the applicable distributor for San Diego and depleted by such distributor to Costco San Diego during the first 12 months of the Term.

**Following the first twelve months of the Term, the royalty rate for subsequent sales to Costco San Diego will be included with the Tier A and Tier B sales tier, per the amount of applicable case sales for such each year.

Minimum Royalties

	Time Period	Minimum Royalty Amount ($ or Formula)
“First Year”	Effective Date through December 31, 2020.	$250,000
“Second Year”	January 1, 2021 through March 30, 2022.	$800,000
“Third Year”	April 1, 2022 through March 30, 2023.	$1,200,000
“Subsequent Years”	Each twelve month period beginning on April 1, 2023 and ending on each March 30 of the subsequent calendar year.	5% increase in each calendar year over the prior calendar year’s minimum royalty amount

Amended and Restated Manufacturing and Distribution Agreement - Exhibit C

Exhibit D

Reed’s Competitors

●	Fever Tree
●	Bundaberg
●	Goslings
●	Q Drinks
●	Boylans
●	Jones Soda
● Any other entity making or selling a ready-to-drink mule or hard ginger seltzer product (unless such entity is acknowledged in writing, in advance, by Reed’s as not a competitor for the purposes of this Agreement).

Amended and Restated Manufacturing and Distribution Agreement - Exhibit D